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                                                               Exhibit (a)(1)(V)

                         WATCHGUARD TECHNOLOGIES, INC.

                                  SUPPLEMENT
                                      TO
              OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

                                 July 13, 2001


     The Offer and your participation and withdrawal rights expire at 9:00 p.m., Pacific time, on Tuesday, July 31, 2001 (unless the Offer is extended).


     The information provided in this Supplement amends and/or supplements information contained in the following documents, which were distributed to optionees of WatchGuard Technologies, Inc. in connection with our offer to exchange certain outstanding options to purchase our common stock:

     .  the Offering Memorandum dated July 2, 2001 (the "Offering Memorandum");
        and

     . the accompanying forms of Election Form, Notice of Change of Election and Agreement to Grant Replacement Option.

These documents, together with this Supplement (as they may be amended from time to time), constitute the "Offer." Except as provided in this Supplement, this Supplement does not alter the terms and conditions of the Offer and should be read in conjunction with the Offering Memorandum and the accompanying forms of Election Form, Notice of Change of Election and Agreement to Grant Replacement Option (as amended by this Supplement).

     This Supplement is being transmitted to you by e-mail. Hard copies of this Supplement, the Offering Memorandum, the accompanying forms of Election Form, Notice of Change of Election and Agreement to Grant Replacement Option, SEC filings made in connection with the Offer and SEC filings incorporated by reference into the Offering Memorandum are available for inspection and copying at WatchGuard's principal executive offices. You may request a copy of these documents, free of charge, by contacting:

                       WatchGuard Technologies, Inc.
                       Attention:  Janice Clusserath
                       Director of Human Resources
                       505 Fifth Avenue South, Suite 500
                       Seattle, Washington 98104
                       Telephone (206) 613-6616

1.  Expiration Time.

     The Expiration Time of the Offer is 9:00 p.m., Pacific time, on Tuesday, July 31, 2001 (rather than 5:00 p.m., Pacific time, on that date). If the Offer is extended, the Expiration Time of the Offer will be 9:00 p.m., Pacific time, on the last day of the extended Offer period (rather than 5:00 p.m., Pacific time, on that date).

     If we decide to extend the Offer, we will notify you of the extension no later than 6:00 a.m., Pacific time, on Wednesday, August 1, 2001 (rather than by 9:00 a.m. on Friday, July 27, 2001).

     You should keep in mind that this Expiration Time of 9:00 p.m. on July 31, 2001 replaces each reference in the Offering Memorandum, the Election Form and the Notice of Election to an Expiration Time of 5:00 p.m. on July 31, 2001, and that this notification date of 6:00 a.m. on August 1, 2001 replaces each reference in the Offering Memorandum, the Election Form and the Notice of Election to a notification date of 9:00 a.m. on July 27, 2001.

2.  Deadline for Withdrawal or Change of Tender.

     If you previously signed and returned an Election Form (or a previous Notice of Change of Election) in which you elected to tender options pursuant to the Offer, you may withdraw or change that election by completing a Notice of Change of Election and returning it to WatchGuard before the Expiration Time specified above.

     In addition, if we have not accepted your election to tender by 9:00 p.m., Pacific time (rather than by 5:00 p.m., Pacific Time), on the 40th business day following the commencement of the Offer (which will be August 28, 2001, unless we extend the Offer), you may withdraw your election to tender after that time.

3.  Issuance of Agreement to Grant Replacement Option.

     Each Agreement to Grant Replacement Option will be issued promptly after the Cancellation Date (rather than "as promptly as practicable," as previously indicated in the Offering Memorandum).

4.  Board Approval of Replacement Options.

     This section provides additional information regarding the grant of the replacement options. The following is an additional frequently-asked question:

     . Will WatchGuard's board of directors need to meet to approve the grant of the replacement options? If so, could the projected Replaced Grant Date be significantly delayed as a result of the board's having to meet?

        Our board of directors has already approved the grant of the replacement options, subject to the fulfillment of the conditions to the Offer specified in the Offering Memorandum. If those conditions are fulfilled, we expect that the board will not need to meet again to approve the replacement options - the replacement options will automatically be granted

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        on the Replacement Grant Date, on the terms and subject to the conditions of the Offer.


5.   Financial Information.

     This section provides summary financial information for WatchGuard as of the dates and periods indicated below. In addition, for your convenience, this section reiterates the other financial information provided in Section 12 of the Offering Memorandum.

                   Consolidated Statement of Operations Data
                (In thousands, except share and per-share data)

                                                     Year Ended                 Three Months Ended
                                                    December 31,                     March 31,
                                                -----------------------        ----------------------
                                                  1999           2000            2000           2001
                                                --------       --------        -------       --------
                                                                                   (unaudited)
Revenues:
  Product.................................      $ 17,329       $ 52,010        $ 8,494       $ 13,284
  Service.................................         3,290          8,693          1,308          3,818
                                                --------       --------        -------       --------
    Total revenues........................        20,619         60,703          9,802         17,102
                                                ========       ========        =======       ========
Cost of revenues:
  Product.................................         6,954         18,932          3,091          5,267
  Service.................................         1,010          2,987            432          1,376
                                                --------       --------        -------       --------
    Total cost of revenues................         7,964         21,919          3,523          6,643
                                                ========       ========        =======       ========
Operating loss............................       (16,173)       (21,964)        (3,559)       (12,097)
                                                ========       ========        =======       ========
Net loss..................................      $(16,018)      $(15,664)       $(2,696)      $(10,480)
                                                ========       ========        =======       ========
Basic and diluted net loss per share (1)..      $  (1.80)      $  (0.66)       $ (0.13)      $  (0.40)
                                                ========       ========        =======       ========
Shares used in calculating basic and
 diluted net loss per share (1)...........         8,903         23,556         21,243         26,348
                                                ========       ========        =======       ========

______________
(1) Basic and diluted net loss per common share is calculated by dividing net loss by the weighted average number of common shares outstanding.

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                        Consolidated Balance Sheet Data
                (In thousands, except share and per-share data)

                                                                  December 31,                  March 31,
                                                           --------------------------           ---------
                                                             1999              2000                2001
                                                           -------           --------           ---------
                                                                                               (unaudited)
Assets
------
Current assets:
  Cash and cash equivalents....................            $ 1,903           $ 13,837           $ 18,878
  Securities available for sale................             24,498            101,278             95,946
  Trade accounts receivable, net...............              3,772             15,271             12,330
  Inventories..................................              2,013              7,026              6,110
  Prepaid expenses and other receivables.......              1,275              3,178              3,544
                                                           -------           --------           --------
Total current assets...........................             33,461            140,590            136,808
Property and equipment, net....................              1,927              7,341              7,448
Goodwill.......................................              4,830             33,947             32,111
Other intangibles and other assets.............              1,093             14,052             13,170
                                                           -------           --------           --------
Total assets...................................            $41,311           $195,930           $189,537
                                                           =======           ========           ========

Liabilities and Stockholders' Equity
------------------------------------
Current liabilities:
  Accounts payable.............................           $  2,088           $  7,256           $  4,698
  Accrued expenses.............................              2,362              4,395              3,808
  Deferred revenue.............................              4,233             11,874             12,855
  Equipment term loan..........................                383                  -                  -
                                                          --------          ---------          ---------
Total current liabilities......................              9,066             23,525             21,361
Commitments
Stockholders' equity:
  Preferred stock, $0.001 par value:
     Authorized shares:  10,000,000                              -                  -                  -
     No shares issued and outstanding..........                  -                  -                  -
  Common stock, $0.001 par value:
     Authorized shares:  80,000,000
     Shares issued and outstanding:
      19,511,752 at December 31, 1999,
      26,287,072 at December 31, 2000
      and 26,766,376 at March 31, 2001.........                 19                 26                 27
  Additional paid-in capital...................             63,694            230,591            232,034
  Deferred stock-based compensation............             (1,452)           (12,387)            (8,070)
  Accumulated other comprehensive gain (loss)..                (77)              (222)               268
  Accumulated deficit..........................            (29,939)           (45,603)           (56,083)
                                                          --------          ---------          ---------
     Total stockholders' equity................             32,245            172,405            168,176
                                                          --------          ---------          ---------
     Total liabilities and stockholders' equity           $ 41,311          $ 195,930          $ 189,537
                                                          ========          =========          =========



     This summary financial information is derived from the financial statements included in our annual report on Form 10-K for the year ended December 31, 2001 (filed with the SEC on March 28, 2001) and our quarterly report on Form 10-Q for the three months ended

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March 31, 2001 (filed with the SEC on May 15, 2001), and should be read together with our financial statements and accompanying notes.

     The following financial information is set forth in Section 12 of the Offering Memorandum:

     Book Value Per Share. The book value per share of our common stock as of March 31, 2001 (the date of our most recent balance sheet presented) is $6.28.

     Computation of Ratio of Earnings to Fixed Charges. The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings. Earnings is the sum of pre-tax income or loss from continuing operations and fixed charges, and fixed charges is the sum of (a) all interest, whether expensed or capitalized, (b) amortization of debt issuance costs, (c) discounts or premiums related to indebtedness and (d) the estimated interest component of rental expense. We have a history of operating and net losses, and therefore no earnings have been available to cover fixed charges. Fixed charges for the quarter ended March 31, 2001 and for the years 2000 and 1999 are as follows (in thousands):

                                       Year Ended December 31,
                     March 31,        -------------------------
                        2001            2000             1999
                     ---------        -------------------------

                       $  73           $  50            $ 485

In addition, the following financial information is incorporated by reference into the Offering Memorandum:

     . the sections entitled "Selected Financial Data" and "Financial Statements and Supplementary Data" on page 29 and pages 46-69 of our annual report on Form 10-K for the year ended December 31, 2000; and

     . the sections entitled "Financial Information" on pages 3-8 of our quarterly report on Form 10-Q for the quarter ended March 31, 2001.

     Copies of our annual report on Form 10-K for the year ended December 31, 2000 and our quarterly report on Form 10-Q for the quarter ended March 31, 2001 are available free of charge on the SEC's Web site and from WatchGuard upon request, as described above.

6.  Your Representations in the Election Form and Notice of Change of Election.

     Your representations or certifications in the Election Form to the effect that you understand various aspects of the Offer are not a defense to actions against us alleging fraud or misrepresentation under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, with respect to the Offer.

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7.  Questions?

     For additional information or assistance, you should contact Janice Clusserath, our Director of Human Resources, at (206) 613-6616.

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